                                             EX 10.73.1
                       EXHIBIT A

                  PURCHASE AGREEMENT


     THIS AGREEMENT (hereinafter referred to as "Agreement") is made and entered into by and between (hereinafter referred to as "Seller") and WEGMAN FAMILY
LLC, a New York limited liability company with an office at 550 Latona Road, Rothester, New York 14626
(hereinafter referred to as "Buyer") on the day that this Agreement once fully executed by both Seller and Buyer has been delivered to each of them (hereinafter referred to as the "Full Execution Date").

     1. AGREEMENT OF PURCHASE AND SALE. Seller hereby agrees to sell to Buyer, and Buyer agrees to purchase from Seller, for the price and on the terms and conditions sec forth in this Agreement, Seller's interest in and to certain real estate situated in the Village of Lakewood, County of Chautauqua, State of New
York containing approximately 16.5 acres located a in the area depicted on Exhibit 1 which is attached hereto and incorporated herein by reference (hereinafter called "the Property"). The exact legal description and dimensions of the Property are to be determined to the mutual satisfaction of Buyer and Seller on the basis of Buyer's site plan and the ALTA owner's title insurance policy and land survey to be provided in accordance with the terms hereof. The subdivision of the existing house; barn and one-half of the orchard will be completed at the Buyer's expense in the approximate acreage shown in Exhibit 1.

     2. PURCHASE PRICE & EARNEST MONEY. The total purchase price for the Property shall be $525,000.00 payable by wire transfer or certified funds at closing.

          Buyer  shall issue the sum of $5,000.00  (the
Earnest  Money)  within 5 days of  the  Full  Execution
Date.  The  Earnest Money shall be held by Ticor  Title
Guarantee Company as escrow agent and distributed as follows:

          (a)  Should  Seller fail or refuse to perform
               its  obligations hereunder, Buyer  shall
               have  the  right  of  (i)accepting   the
               return of the Earnest Money and all accrued interest thereon, and (u) Buyer may pursue any applicable remedy, to the extent provided in Section 12 hereof.

          (b)  Should this transaction be consummated,
               the Earnest Money shall be applied
               toward the Purchase Price.

          Upon the expiration of 120 days from the signing of this Agreement, if the Purchaser has not terminated the Agreement, the initial deposit of $5,000.00 shall become nonrefundable. Thereafter, the buyer shall have an additional 90 days to complete any contingencies as set forth hereinafter. in the event that the Purchaser has not terminated the Agreement after the additional 90 days, then an additional
$5,000.00 shall be deposited as additional non refundable deposit, but the total of $10,000.00 shall be applicable as a credit to the Purchase Price at closing. The initial deposit of $5,000.00 shall be released to Seller upon the expiration of the 120 days, unless the Agreement has been terminated according co its terms. The further deposit of the additional
$5,000.00 shall be released to Seller upon the expiration of the additional ninety (90) days.

     3. CLOSING CONTINGENCIES. Buyer's performance of this Agreement is contingent upon satisfaction of the following:

          (a) At the Closing Date, there shall be available at the Property line without additional cost to Buyer utility service lines for electricity, gas, sewer and

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              water from the appropriate public utility
              or environmental body having jurisdiction in sufficient quantities and with sufficient pressure to permit the operation of an assisted living facility with all appurtenances and amenities in accordance with Buyer's plans
              (hereinafter referred to as the
              "Facility") with the storm and sanitary
              sewers being suitable for Buyer's
              intended usage.

          (b)  Buyer obtaining within 90 days from the full
             Execution Date (the "Feasibility Date" a feasibility study for the construction and operation of the Facility at the Property site, which is satisfactory to Buyer in all respects.

          (c) The Property being zoned for Buyer's intended use as an assisted living facility with a11 related appurtenances and amenities with sufficient parking spaces to comply with local code requirements. Should the Property require rezoning, or a conditional or special use permit, Seller agrees to cooperate with Buyer in obtaining such rezoning or special or conditional us permit at Buyer's sole cost ad expense. Buyer shall, within ninety (90) days of the Feasibility Date, make application for such rezoning or special or conditional use permit and shall provide all necessary and required documentation in support of such application.

          (d) The soil and topographical conditions as presently exist would allow the construction of the Facility as contemplated by Buyer in accordance with Buyer's plans and specifications without unusual expense or preparation.

          (e) Buyer obtaining within twenty (20) days of the Feasibility Date, at Buyer's sole cost and expense, a topographic survey of the Property and an ALTA boundary survey prepared by a certified local surveyor showing all Property lines, improvements, if any, encroachments, setback lines, easements, adjoining roadways and utility installments located therein and all other matters which are revealed by the title insurance commitment described in paragraph 4 below.

          (f) Buyer obtaining satisfactory financing for Buyer's intended use and all requisite building, use and site permits and/or approvals from the local, county and state municipalities, commissions, departments and boards, as appropriate, to permit the construction and operation of the Facility with sufficient on-site parking spaces to comply with local code requirements.

          (g)  Buyer obtaining approval from the appropriate
             Town, City or County Board or Commission for signage on the building acceptable to Buyer.

          (h)  Buyer being assured that satisfactory
             ingress/egress access to the Property exists via public dedicated roadway(s) or non-exclusive easements(s) and curb cuts.

          (i) Seller providing to Buyer satisfactory evidence that all subdivision, platting or replatting requirements with respect to the Property have been completed in compliance with all governing law so as to permit the constriction and operation of the Facility in accordance with Buyer's intentions. Buyer agrees to cooperate with Seller, at Buyer's sole cost and expense, to accomplish such subdivision, platting or replatting.

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

          (j) Buyer obtaining within thirty (30) days of the Full Execution Date, at Buyer's sole cost and expense, satisfactory evidence that the Property either: (i) does not lie within a 100-year flood plain, as established by the U.S. Army Corps of Engineers, or within any area subject to flooding; or (ii) that the cost of obtaining necessary flood plain insurance will not be, in Buyer's sole discretion, excessive.

          (k) Buyer obtaining within sixty (60) days of the Feasibility Date, at Buyer's sole cost and expense, a satisfactory environmental report dated after the Full Execution Date from a qualified environmental engineer certifying that there is no evidence of any storage tanks or solid, toxic or hazardous waste or any form of environmental contamination as defined by local, state or, federal regulator on the Property and that no further environmental investigation or remediation is recommended, necessary or required.

          (l) Seller's recording a deed restriction, in such form as is acceptable to Buyer, on property owned by Seller within a one (1) mile radius of the Property prohibiting construction and/or operation of other assisted living facilities.

     Buyer shall have one hundred eighty (180) days from the Feasibility Date (the "Contingency Period") to satisfy or waive each of the contingencies set forth in subparagraphs c d, f, g, h, i, and l, above. If Buyer is unable to satisfy or waive each of the contingencies within the Contingency Period and Buyer has made a good faith effort to satisfy them, Buyer shall have the right to exercise two (2) consecutive thirty (30) day extensions of the Contingency Period by notice to Seller within the Contingency Period, as may have been extended. If Buyer is unable to satisfy or waive any of the contingencies within the Contingency Period due to Seller's failure to perform any obligation or deliver any documents within the time period called for herein, the dates set forth herein for the Feasibility Date, the Contingency Period and the Closing Date shall be extended one day for each day Seller fails to deliver or perform as provided for herein. Should Buyer notify
Seller in writing that Buyer is unable to proceed with this transaction due to the failure of any of the above-listed contingencies, Buyer may elect to declare this Agreement null and void.

     4. TITLE. Within twenty (20) days of the Feasibility Date, Seller will deliver to Buyer and the surveyor, a current abstract of title to the Property together with legible copies of all instruments referred to in the abstract, or a commitment for title insurance in the amount of the purchase price issued by Ticor Title Guarantee Company or by a nationally recognized title insurer acceptable co Buyer
(hereinafter called "Ticor Title"), which shall reveal that Seller has marketable or insurable title to the Property, without exception or qualification other than for. (a) the lien of taxes not yet due and payable, (b) easements, restrictions, reservations, covenants and conditions, if any, that are of public record and that will not materially and adversely interface with Buyer's contemplate use of the Properly and (c) Ticor
Title's standard exceptions for zoning and other public land use regulations. The cost of the policy and any mortgage policy shall be the expense of the Buyer. The
Seller shall purchase an updated Abstract of Title.

          If such abstract set forth a state of facts, or is such commitment contains exceptions, other than those specified above that cannot be removed by Seller at closing, then Buyer may elect at or prior to closing to (1) cancel this Agreement, or (2) waive all tide defects 1 and close this sale in the manner provided by this Agreement, without an abatement in price, or (3) request Seller to cure the title defects that Buyer specifies by written notice to Seller. Seller shall

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

have sixty (60) days in which to cure the defects specified to the satisfaction of Ticor Tide. If Seller cannot eliminate all the defects specified in the foregoing time period, then Buyer may elect to close this transaction in the manner otherwise provided, without a reduction in price, or to cancel this Agreement. If Seller does cure the defects specified within the time period provided, this sale will be closed within ten (10) days after notice of such cure to Buyer in the amount otherwise provided in this Agreement.

     5. EXAMINATIONS. From and after the Full Execution
Date and until the Closing Date, Buyer or its agents shall have the right to ingress and egress over, on and through the Property for the following purposes: (a) making soil test borings; (b) making drainage tests;
(e) making surveys of the Property; (d) making engineering and/or architectural drawings of the Property; and (e) performing such other investigations, inspections and tests as Buyer deems necessary. Buyer agrees to return the Property to a similar condition as existed prior to the exercise of Buyer's rights hereunder following such exercise of rights in the event this transaction does not close.

     6. CLOSING. Subject to the provisions of paragraph
4 above, this transaction shall be closed thirty (30) days after all contingencies have been satisfied or waived, or such earlier date as the parties may mutually agree (the "Closing Date"). The closing will be held ac such time and place as is mutually agreeable. Buyer and Seller agree that the title insurer referenced in paragraph 4 above shall be retained as Escrow Agent to facilitate the closing of this transaction. As soon as is reasonably possible after the Full Execution Date, Buyer and Seller shall open this escrow and deposit therein a fully executed original of this Agreement as well as such other escrow instructions and/or documents and showings required and contemplated under this Agreement. Buyer and Seller agree that the fees charged, if any, by the Escrow
Agent for its services relative to this closing shall be paid by the Buyer.

     7. SELLER REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer, as a material condition to Buyer's obligations pursuant to this Agreement, the following as of the Full Execution Date and as of the Closing Date:

          (a)  At closing, Seller will convey to Buyer
               good, marketable, insurable fee simple
               title to the Property free and clear of
               all liens and encumbrances except (i)
               the lien of real estate taxes not then
               due and payable, (ii) easements of
               record which do not interfere with
               Buyer's proposed development, and (iii)
               all applicable zoning and building laws, ordinances and regulations and any other requirements of any state or local governmental authority having jurisdiction over the real estate.

          (b)  There  are  no adverse or other  parties
               in,  possession of the Property  or  any
               part  thereof. No party has been granted
               any  license,  lease or other  right  or
               interest   relating  to   the   use   or
               possession of the Property, or any part thereof, other than easement of record, which easements shall not interfere with Buyer's proposed development.

          (c)  Seller has received no notice of, and
               has no other knowledge and information
               of, any pending or contemplated
               condemnation action with respect to the
               Property or any part thereof.

          (d)  Seller has not received notice of, and
               has no other knowledge or information
               of' any pending or threatened judicial
               or administrative action, or of any
               action pending or threatened by adjacent land owners

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

              or other persons, any of which would
              result in a material change in the
              condition of the Property or any part
              thereof, or in any way prevent or limit
              Buyer's intended use of the Properly, or any part thereof.

          (e) Seller bas the full right, power and authority to sell and convey the Property co Buyer as provided in this Agreement and to carry out Seller's obligations hereunder. All requisite corporate or other actions necessary to authorize Seller to enter into this Agreement and to perform its obligations hereunder have been taken; the joinder of no person or entity other than Seller will be necessary to convey the Property fully and completely to Buyer at closing; and the execution and delivery of this Agreement and the consummation of the transaction therein contemplated will not conflict with, or with or without notice of the passage of time, or both, result in a breach of any of the terms or provisions of, or constitute a default under any indenture. mortgage loan agreement or instrument to which Seller is a party or by which Seller or the Property is bound.

          (f) The Property is in compliance with all federal, state, local (including local sewer district) laws, rules, regulations, ordinances, codes and orders governing, establishing, limiting or otherwise affecting the discharge or disposal of air pollutants, water pollutants, process wastewater or solid and hazardous wastes. There are no pending or threatened actions or proceedings by the local municipality, sewage districts, state agencies, the U. S. Environmental Protection Agency or any other governmental entity having jurisdiction over the discharge ar disposal of air pollutants, water pollutants, process waste water or solid or hazardous wastes and there is no basis for any such action or proceeding. Seller has never disposed of any noxious, toxic, solid or hazardous waste on the Property, nor does Seller have any notice or knowledge of any solid or hazardous waste having ever been disposed of on the Property.

          (g)  The Property is not located in a 100-
               year flood plain as established by the
               U. S. Army Corps of Engineers.

     8. OCCUPANCY AND LEGAL POSSESSION. It is understood that the Property is now vacant, and that legal possession and the right to occupy the Property shall be given to Buyer on the Closing Date. However, in the event there are existing tenancies affecting the Property, Seller acknowledges it is Seller's obligation to terminate such tenancies prior to closing unless otherwise specifically agreed in writing by Buyer.
Seller shall provide Buyer with sworn tenant estoppel letters within thirty (30) days of the Full Execution
Date for any existing tenancies.

     9. PRORATIONS. General taxes shall be prorated as of the Closing Date based on the net general taxes for the current year, if known, or otherwise substituting all figures that are elements of the net tax equation
(hereinafter "figures') which are known for the current year together with unknown figures for the preceding year, or, if no figures are known for the current year then on the net general taxes for the preceding year.
The proration of taxes will be final, and not subject to reproration.

     10. SPECIAL ASSESSMENTS. Special assessments, if any, for work on site actually commenced or levied prior to the Closing Date shall be paid by Seller. All other special assessments, including any contemplated special assessments, shall be paid by Buyer.

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

     11. CONVEYANCE. Upon payment of the full purchase price, Seller shall convey its title to the Property to Buyer by general warranty deed, free and clear of all liens and encumbrances, excepting municipal and zoning ordinances, recorded easements for public utilities, and recorded building and use restrictions and covenants (none of which adversely affect Buyer's intended use of the Property), and general taxes levied in the year of closing. Seller will pay for the Abstract of Title, update costs and revenue stamps and Buyer will pay all other fees or taxes required for this conveyance. .

     12. DEFAULT. In the event that Buyer defaults and fails to carry out this Agreement then Seller shall have any and all remedies available at law or in equity
In the event this closing does not occur due to a default by Seller, Buyer shall have as its remedies hereunder the right to seek specific performance of the Agreement or its actual damage and expenses incurred in its good faith efforts to comply with the requirements hereunder, or any other remedies available at law or in equity.

     13. TIME IS OF THE ESSENCE. Time is of the essence under this Agreement as to acceptance, possession, occupancy and the Closing Date; provided, however, if the time within which any action, consent, approval or other activity herein contemplated, expires on a Saturday, Sunday or national holiday, such time period shall automatically be deemed extended to the first day after the scheduled termination of such time period which is not a Saturday, Sunday or national holiday.

     14. BROKER COMMISSION. The parties agree that the total brokerage commission shall be payable to Remax
Advantage/Pyramid Brokerage Inc., at an amount equal to 8% of selling price and shall be the sole responsibility of the Seller. Broker shall no be entitled to any commission hereunder unless and until this transaction closes, nor shall Broker(s) be entitled to any earnest money paid hereunder in a liquidated damages situation.

     15. ASSIGNMENT. Buyer may assign this Agreement, and its right hereunder and upon written acceptance of the assignment of the assignee and delivery thereof to the Seller, the same shall operate as a novation of such assignee as Buyer hereunder.

     16. EXECUTION AUTHORITY. Buyer and Seller represent and warrant to each other that the individual or individuals signing this Agreement on behalf of Buyer and Seller are duly authorized officers or partners and have full written authority to do so and to bind the respective patties to the provisions hereof.

     17. SURVIVAL. The representations and warranties made herein shall survive the closing of the transaction contemplated hereby and the execution and delivery of the documents contemplated hereunder, and shall not be construed to be merged therein.

     18. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties with respect to the transactions contemplated hereby, supersedes all previous agreements, negotiations, representation and understandings with respect thereto, and may not be modified or amended except in writing executed by the parties to be bound thereby.

     19. NOTICES. All notices required or permitted to be given hereunder shall be in writing, delivered in person, by facsimile transmission, or mailed postage or fees prepaid by certified mail, or by express mail service, return receipt requested, addressed to the mailing addresses and facsimile numbers given herein and shall be effective upon the date listed on the

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

return receipt, of the facsimile confirmation report or of the hand delivery. Notices shall be directed as follows:


to Buyer:                          with a copy to:

Wegman Family LLC                  Phillips, Lytle,
Hitchcock, Blaine & Huber
550 Latona Road                         1400 First
Federal Plaza
Rothester, New York 14626               Rochester, New
York 14614
Attention: Mr. Philip R. Wegman              Attention:
Mr. Thomas R. Burns, Esq.
(716) 225,7370 (Telephone)              (716) 238-2000
(Telephone)
(716) 225-0887 (Facsimile)              (716) 232-3141
(Facsimile)

to Seller:                              with a copy to:


          The parties shall be responsible for
notifying each other of any change of address or facsimile number.

     20. CONSTRUCTION. The Agreement shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of New York.

     21. PERSONS BOUND. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     22. ACCEPTANCE. This Agreement shall be open for acceptance by Seller until 4:00 PM. Prevailing Eastern
Standard Time as of December 12, 1996, at which time this Agreement shall expire and become null and void.

     23. TIMBER. Seller shall have the right to remove fifteen (15) trees from the Property, The trees shall be removed within 180 days after the closing date, Any area that is damaged shall be repaired, graded and reseeded.



















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

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written below their respective signatures.



                               WEGMAN FAMILY LLC
                               (Buyer)



Date:  12/5/96
By:  /s/ Philip R. Wegman

------------------------------------

Philip R. Wegman, Manager


Date:  12/12/96
By:  /s/ June Fagerstrom

------------------------------------

June Fagerstrom
















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